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Payments Industry Leader Joe Proto Becomes Chairman of The SpendSmart Payments Company

Des Moines, IA – December 3, 2013 – The SpendSmart Payments Company (OTCBB: SSPC), a provider of prepaid payment programs and a program manager platform, announced today that Joe Proto, who has served on the Company’s board since January of 2012, has been elected by the Board of Directors to become Chairman of the Board.

In conjunction with this change, Mike McCoy, the Company’s CEO, maintains his position on the Board as a Director. Jesse Itzler has resigned from his post as Director in order to devote more time to his family. The Board of Directors thanks Mr. Itzler for his valuable service and looks forward to a continued working relationship with him.

Joe Proto is a seasoned and successful senior executive and entrepreneur with three decades in the billing and payments industry. Mr. Proto is currently the Chairman and Chief Executive Officer of electronic billing company, Transactis Inc. He founded REMITCO, a remittance processing company where he also served as President for 11 years, which was acquired in 2000 by First Data Corporation. Mr. Proto also founded Financial Telesis (CashFlex), a payment processor to 65 of the top 100 banks in the U.S., which was acquired by CoreStates (now part of Wells Fargo). In 2004, Mr. Proto co-founded Windham Ventures, an investment company focused on life sciences technology-based companies, where he currently serves as a founding partner. Joe is a member of various financial services associations and is a frequent speaker at conferences in the payments industry.

"SpendSmart is evolving. We are expanding our prepaid debit card focus with broader payment offerings, mobile merchant-centric consumer loyalty and rewards solutions, and Prepaid Program Management services for both government and business. The Company is well positioned to capitalize on these growth opportunities and I look forward to actively working with the executive team to lead the direction of SpendSmart in the extensive payments space,” stated SpendSmart Chairman Joe Proto.

“Joe Proto will serve SpendSmart well as our Chairman. He has vast experience and a track record of leading success at a number of payments industry companies. My fellow board members and I are pleased that he has accepted the position of Chairman,” added Mike McCoy, CEO, The SpendSmart Payments Company.

For more information, please visit: www.spendsmartcard.com

About The SpendSmart Payments Company

The SpendSmart Payments Company, Inc. (Ticker:SSPC) is making money smarter. The Company is expanding its prepaid debit card services from issuing its own cards to select user demographic segments, to the providing SpendSmart Program Manager services to third-party card issuers. The Company’s primary product, the SpendSmart Prepaid MasterCard for teens, offers resources to families with teens who want to learn responsible spending habits. The SpendSmart card provides its users with modern methods of developing financial literacy, centered around a card solution for parents who aim to guide their teens in making sensible, economic choices. The card helps open the lines of communication between parent and teen by tracking spending in real time and, ultimately, creates teachable moments around smart spending habits. For more information, please explore www.spendsmartcard.com.

Safe Harbor Statement

Certain statements contained in this press release are "forward-looking statements" within the meaning of federal securities laws, including, without limitation, anything relating or referring to future financial results and planned business activities. Such statements are inherently subject to risks and uncertainties, which include, without limitation, those in Company reports filed with the SEC. The Company can give no assurance that such expectations will prove correct. Future events and actual results could differ materially from those statements.